FORM OF OPINION	Exhibit 8.2

[LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]	767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

[ ], 2013

Board of Directors

AMR Corporation

4333 Amon Carter Blvd.

Fort Worth, Texas 76155

Ladies and Gentlemen:

We have acted as counsel to AMR Corporation, a Delaware corporation (“American”), in connection with the proposed merger (the “Merger”) of AMR Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of American, with and into US Airways Group, Inc. (“US Airways”), a Delaware corporation, with US Airways surviving, pursuant to the Agreement and Plan of Merger, dated as of February 13, 2013, by and among American, US Airways and Merger Sub (as amended through the date hereof, including any Exhibits and Schedules thereto, the “Merger Agreement”). This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (“SEC”) of, American’s registration statement on Form S-4, which includes the Prospectus / Proxy Statement, relating to the Merger (the “Registration Statement”), to which this opinion appears as an exhibit. Capitalized terms used but not defined herein shall have the meaning given to such term in the Merger Agreement.

In rendering our opinion set forth below, we examined such documents as we deemed appropriate, including the Merger Agreement, the Registration Statement, and representation letters to us from American and Merger Sub and from US Airways, each dated as of the date hereof (the “Officer’s Certificates”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of American, US Airways and Merger Sub.

Our opinion assumes (1) the accuracy and completeness of the statements, facts and representations set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement (including compliance with the covenants therein) and the Registration Statement, (3) that there will be no change in applicable United States federal income tax law from the date hereof through the Effective Time, and (4) the accuracy and completeness of the representations set forth in the Officer’s Certificates, as of the date hereof and as of the Effective Time, and that any representations made in such certificates that are qualified by knowledge or belief or qualifications of like import are accurate without such qualifications.

[    ], 2013

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated below and in the Registration Statement, we hereby confirm our opinion set forth under the caption “Material U.S. Federal Income Tax Consequences.”

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. No opinion is expressed on any matter other than that which is specifically covered by the foregoing opinion.

This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose. No opinion is expressed as to any transaction other than the Merger. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,